Exhibit 10.1

STOCK PURCHASE AGREEMENT

Dated July 9, 2002

By and Among

WILSON GREATBATCH TECHNOLOGIES, INC.
(a Delaware corporation),

GLOBE TOOL AND MANUFACTURING COMPANY, INC.
(a Minnesota corporation),

CHARTER OAK PARTNERS
(a Connecticut limited partnership)

and

THE OTHER SHAREHOLDERS

OF

GLOBE TOOL AND MANUFACTURING COMPANY, INC.

STOCK PURCHASE AGREEMENT

        THIS STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of July 9, 2002, is by and among WILSON GREATBATCH TECHNOLOGIES, INC., a Delaware corporation having an address at 10,000 Wehrle Drive, Clarence, New York 14031 (the "Buyer"); CHARTER OAK PARTNERS, a Connecticut limited partnership having an address at 10 Wright Street, Suite 210, Westport, Connecticut 06880 ("Charter Oak") on its own behalf and as attorney-in-fact on behalf of the individuals and entities whose names are set forth on the signature page of this Agreement (together with Charter Oak hereinafter referred to individually as "Seller" and collectively as "Sellers"); and GLOBE TOOL AND MANUFACTURING COMPANY, INC., a Minnesota corporation having an address at 730 24th Avenue SE, Minneapolis, Minnesota 55414 (the "Corporation").

RECITALS:

        WHEREAS, Sellers own all of the issued and outstanding shares of stock of the Corporation; and

        WHEREAS, Buyer desires to purchase from Sellers, and Sellers desire to sell to Buyer, all of the shares of the Corporation upon the terms and conditions contained in this Agreement.

        NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, Buyer, Sellers and the Corporation agree as follows:

ARTICLE 1
DEFINITIONS

        1.1 Defined Terms. As used in this Agreement, the terms below shall have the following meanings:

        (a) "Accounts Receivable" shall mean all accounts receivable, notes receivable and other amounts payable to the Corporation.

        (b) "Affiliate" shall mean as to any Person, any other Person which directly or indirectly controls or is under common control with, or is controlled by such Person.

        (c) "Agreement" shall mean this Stock Purchase Agreement, together with the Schedules and Exhibits attached to this Agreement and the certificates and instruments to be executed and delivered in connection with this Agreement.

        (d) "Applicable Contract" means any Contract (i) under which the Corporation has or may acquire any rights, (ii) under which the Corporation has or may become subject to any obligation or liability, or (iii) by which the Corporation or any of the assets owned or used by it is or may become bound.

        (e) "Business" shall mean the business conducted by the Corporation on the date of this Agreement.

        (f) "Business Records" shall mean all originals and copies of all operating data and records of the Corporation or otherwise relating to the Business on whatever media and wherever located including, without limitation, financial, accounting and bookkeeping books and records, purchase and sale orders and invoices, sales and sales promotional data, advertising materials, marketing analyses, past and present price lists, past and present customer service and credit files, personnel records and other records pertaining to the Business.

        (g) "Buyer's Accountants" shall mean Deloitte & Touche LLP.

        (h) "Closing Date" shall mean July 9, 2002, except that if all of the conditions to Closing set forth in Articles 7 and 8 of this Agreement shall not have been satisfied or waived on or prior to such date, "Closing Date" shall mean such other date as the parties may mutually agree.

        (i) "Contract" means any agreement, contract, obligation, promise, or undertaking that is legally binding.

        (j) "Current Real Property" shall mean all real property and improvements currently owned or leased by the Corporation.

        (k) "Code" shall mean the Internal Revenue Code of 1986, as amended to date.

        (l) "Effective Time" shall mean 11:59:59 p.m. (Minneapolis Time) on June 30, 2002.

        (m) "Encumbrance" shall mean any restriction, charge, lien, pledge, option, easement, security interest, right-of-way, encumbrance or other similar right of any Person.

        (n) "Environmental Laws" shall mean any applicable statutes, ordinances, directives or other laws, any rules or regulations, and any licenses, permits, orders, judgments, notices or other requirements including remedial standards, issued pursuant thereto, enacted, promulgated or issued by any Governmental Authority and in effect on the Closing Date, relating to pollution or protection of public health or the environment (including, but not limited to, any air, surface water, groundwater, land surface or sub-surface strata, whether outside, inside or under any structure), or to the identification, reporting, generation, manufacture, processing, distribution, use, handling, treatment, storage, disposal, labeling, deposit, transporting, presence, Release or threatened Release of, any Hazardous Substances. Without limiting the generality of the foregoing, Environmental Laws shall include in the United States, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, the Toxic Substances Control Act, as amended, the Hazardous Materials Transportation Act, as amended, the Resource Conservation and Recovery Act, as amended, the Clean Water Act, as amended, the Safe Drinking Water Act, as amended, the Clean Air Act, as amended, and all analogous laws enacted, promulgated or lawfully issued by any Governmental Authority.

        (o) "ERISA" shall mean the Employment Retirement Income Security Act of 1974, as amended to date.

        (p) "GAAP" shall mean generally accepted accounting principles in the United States.

        (q) "Governmental Authority" shall mean any federal, state, local or foreign government, or any political subdivision of any of the foregoing, or any court, agency or other entity, body, organization or group, exercising any executive, legislative, judicial, quasi-judicial, regulatory or administrative function of government.

        (r) "Governmental Requirement" shall mean any rule, regulation, code, plan, injunction, judgment, order, decree, ruling or charge of any Governmental Authority.

        (s) "Hazardous Substances" shall mean any pollutants, contaminants, substances, chemicals, carcinogens, oils, wastes and any ignitable, corrosive, reactive, toxic or other hazardous substances or materials, whether solids, liquids or gases (including, but not limited to, petroleum and its derivatives, PCBs, asbestos, radioactive materials, waste waters, sludge and slag), as defined in or regulated by any Environmental Laws or as determined by any Governmental Authority.

        (t) "Health Plan" shall mean the Globe Tool and Manufacturing Company, Inc. Employee Health Plan - Plan #501 adopted in 1992, as amended.

        (u) "Indebtedness" shall mean, without duplication with respect to any Person, (i) all indebtedness of such Person for borrowed money (including all accrued interest), (ii) all obligations of such Person for the deferred purchase price of property or services (other than trade payables created in the ordinary course of business), (iii) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (iv) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (v) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, and (vi) Indebtedness of others referred to in clauses (i) through (v) above guaranteed directly or indirectly in any manner by such Person.

        (v) "Inventory" shall mean all raw materials, work-in-process and finished goods inventory owned by the Corporation.

        (w) "Material Adverse Effect" means, with respect to any Person, any effect, event, circumstance, or condition which, when considered with all other effects, events, circumstances, or conditions, would be reasonably likely to result in Damages having the effect of materially and adversely affecting the business, assets, properties, results of operations or financial condition of such Person and its subsidiaries taken as a whole; provided, however, that in no event shall any of the following constitute a Material Adverse Effect: (i) effects, events, circumstances or conditions generally affecting the industry in which the Corporation operates or arising from changes in general business or economic conditions or (ii) any effect resulting from compliance by the Corporation with the terms of this Agreement or the transactions contemplated thereby or the announcement thereof.

        (x) "Options" means the options to purchase Common Stock of the Corporation as listed on Schedule 4.7(b); and "Optionees" means the Persons owning Options as listed on Schedule 4.7(b).

        (y) "Option Related Payments" shall mean the payments to be made in connection with the exercise of the Options and in accordance with the terms and procedures set forth in Schedule 6.2.

        (z) "Organizational Documents" means (i) the articles or certificate of incorporation and the bylaws of a corporation; (ii) the partnership agreement and any statement of partnership of a general partnership; (iii) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (iv) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (v) any amendment to any of the foregoing.

        (aa) "Permits" shall mean all licenses, permits and other authorizations used in the Business.

        (bb) "Permitted Encumbrances" shall mean (i) liens for taxes, assessments or governmental charges or levies not yet due and payable; (ii) statutory liens of carriers, warehousemen, mechanics, materialmen and artisans arising in the ordinary course of business that do not impair in any material respect the conduct of the Business or the use of the Tangible Personal Property in the manner currently used by the Corporation or (iii) any UCC financing statements filed in connection with operating leases.

        (cc) "Person" shall mean any Governmental Authority, individual, corporation, partnership, trust or other entity.

        (dd) "Proceeding" shall mean any action, order, writ, injunction, judgment, decree, claim, suit, litigation, dispute, grievance, arbitral action, investigation or other proceeding.

        (ee) "Real Property" shall mean all real property which the Corporation now owns or leases or which it previously owned or leased at any time including, without limitation, the Current Real Property.

        (ff) "Release" shall mean any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment.

        (gg) "Representative" shall mean, with respect to any Person, any officer, director, principal, attorney, accountant, agent, employee or other representative of such Person.

        (hh) "Shares" shall mean all of the shares of Common Stock of the Corporation, par value $.01 per share, that are issued and outstanding on the date of this Agreement and that, after the exercise of the Options, will be issued and outstanding on the Closing Date.

        (ii) "Tangible Personal Property" shall mean all tangible personal property used to conduct the Business, including, without limitation, manufacturing and other production equipment, fixtures, tooling, dies, drawings, vehicles, computers, modems, printers, fax machines, file cabinets, desks, calculators, telephone systems, counters, safes and security systems, together with any transferable manufacturer or vendor warranties related thereto.

        (jj) "Tax" or "Taxes" shall mean any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, start-up, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, intangible property, sales, use, transfer, registration, value added, alternative or add-on minimum, or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

        (kk) "Tax Return" shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and any amendment thereof.

        1.2 Other Defined Terms. The following terms shall have meanings defined for such terms in the Sections set forth below:

Term	Section

Accountants	2.4(b)
Aggregate Payment Amount	2.2(a)
Balance Sheet	4.9
Bank Accounts	4.21
Benefit Arrangements	4.22(m)
Business Day	11.3
Buyer Indemnified Persons	9.1(b)
Clarendon	10.5(a)
Closing	3.1
Closing Adjustment	2.4(b)
Closing Balance Sheet	2.4(b)
Closing Date Globe Working Capital	2.4(b)
Closing Date Indebtedness	2.4(b)
Closing Date Statement	2.4(b)
COBRA	4.22(h)
Copyrights	4.12(a)(iii)
Corporate Records	10.1
Damages	9.1(b)
Deductible	9.5(d)
Dispute	9.9(a)
Dispute Notice	9.9(a)
Employee Plans	4.22(a)
Environmental Insurance Policy	6.5
ERISA Affiliate	4.22(e)
Estimated Adjustment Statement	2.4(a)
Excluded Claims	10.5(a)
Financial Statements	4.9
Globe Principals	1.5
Globe Working Capital	2.3(a)
Health Plan Reserve	2.4(e)
Indebtedness Adjustment	2.3(b)
Indemnified Party	9.1(b)
Indemnifying Party	9.1(b)
Independent Accounting Firm	2.4(d)
Intellectual Property Assets	4.12(a)
Interim Financial Statements	4.9
IRS	4.15(e)
Knowledge	1.5
Marks	4.12(a)(i)
New Medical Policy	10.5(a)
Non-Compete Agreement	6.3
Notice	11.3
Patents	4.12(a)(ii)
Pension Plans	4.22(a)
Powers-of-Attorney	2.6
Preliminary Aggregate Payment Amount	2.4(a)
Press Releases	11.10(a)
Real Estate Documents	6.4
Seller Indemnified Persons	9.1(b)
Sellers' Representative	2.6
Stop Loss Policies	10.5(a)
Title Policy	6.4
Trade Secrets	4.12(a)(iv)
Welfare Plans	4.22(a)
Working Capital Adjustment	2.3(a)

        1.3 Usage of Terms. Except where the context otherwise requires, words importing the singular number shall include the plural number and vice versa.

        1.4 References to Articles, Sections, Exhibits and Schedules. All references in this Agreement to Articles, Sections (and other subdivisions), Exhibits and Schedules refer to the corresponding Articles, Sections (and other subdivisions), Exhibits and Schedules of or attached to this Agreement, unless the context expressly, or by necessary implication otherwise requires.

        1.5 Knowledge. For purposes of this Agreement, a Seller (other than the Globe Principals, as hereinafter defined) will be deemed to have "Knowledge" of a particular fact or other matter:

        (a) if the Seller is an individual, if such Seller is actually aware of such fact or other matter; or

        (b) if the Seller is not an individual, if any individual serving as a director or executive officer of such Seller as of the date of this Agreement is actually aware of such fact or other matter.

With respect to J. Timothy Knapp, Edward S. Sinclair, Carolyn C. Stark and Anthony J. Dowd (the "Globe Principals"), such individuals will be deemed to have "Knowledge" of a particular fact or matter to the extent that such individual could be expected to be aware of the fact or matter after conducting an investigation which a reasonably prudent person in such individual's position in the Corporation would be expected to conduct. With respect to the Corporation, it will be deemed to have the "Knowledge" that any of the Globe Principals could be expected to have after conducting an investigation which a reasonable person in such individual's position in the Corporation would be expected to conduct.

ARTICLE 2
PURCHASE AND SALE OF SHARES

        2.1 Transfer of Shares. Subject to the terms and conditions contained in this Agreement, on the Closing Date, Sellers shall sell, convey, transfer, assign and deliver to Buyer, and Buyer shall acquire from Sellers, the Shares, free and clear of all Encumbrances. Each of the Optionees has executed and delivered to Buyer and the Corporation an agreement to exercise his or her Options prior to the Closing and to sell the Shares issued upon such exercise to Buyer pursuant to the terms and conditions set forth in this Agreement.

        2.2 Aggregate Payment Amount.

        (a) The total consideration payable by Buyer for the purchase of the Shares shall be $44,850,000 (the "Aggregate Payment Amount") as adjusted pursuant to Sections 2.3 and 2.4.

        (b) Allocation of Aggregate Payment Amount. The Aggregate Payment Amount will be allocated among the Sellers in accordance with Exhibit A attached hereto.

        2.3 Adjustments to Aggregate Payment Amount.

        (a) Working Capital Adjustment. The Aggregate Payment Amount will be subject to adjustment as follows (the "Working Capital Adjustment"):

                (i)     If the Globe Working Capital as of the Effective Time is less than $3,200,000, the Aggregate Payment Amount will be reduced by the amount of such shortfall; or

                (ii)     If the Globe Working Capital as of the Effective Time exceeds $3,200,000, the Aggregate Payment Amount will be increased by the amount of such excess.

For purposes hereof, the term "Globe Working Capital" means the amount by which the current assets of the Corporation as of the Closing Date (including cash and cash equivalents exceed the current liabilities of the Corporation as of the Closing Date (including a $300,000 reserve for certain Health Plan issues, $76,000 (and only $76,000) of the Health Plan Reserve contemplated by Section 2.4(e), any unpaid management or other fees payable to Charter Oak or any Affiliate thereof, all reserves for Taxes, the amount of any bonus or other payments referenced on Schedules 4.22(m), 4.22(n) and 6.2 to the extent not paid by the Corporation prior to the Closing Date and, if applicable, the costs of the Environmental Insurance Policy, but excluding Indebtedness of the Corporation) determined using GAAP and calculated in accordance with the sample calculation included on Schedule 2.3(a). Notwithstanding the foregoing, the current assets used in calculating the Globe Working Capital shall include an amount equal to the Tax savings realized or realizable by the Corporation determined by multiplying (x) in the case of realized benefits, the Corporation's net effective Tax rate of 40.468% or (y) in the case of savings to be realized after the Closing Date, Buyer's net effective Tax rate by the aggregate amount of the Tax deductions resulting from (A) the exercise of the Options and the Option-Related Payments and (B) the payment of management bonuses in connection with the transactions contemplated herein (as described on Schedules 11.7, 4.22(m), 4.22(n) and 6.2). For purposes hereof, the "Inventory" included in the current assets of the Globe Working Capital shall mean the inventory reflected on the books and records of the Corporation as of the Effective Time.

        (b) Indebtedness Adjustment. The Aggregate Payment Amount will be subject to adjustment as follows (the "Indebtedness Adjustment"):

                        (i)     If the Indebtedness of the Corporation as of the Closing Date exceeds $11,150,000, the Aggregate
                                Payment Amount will be reduced by the amount of such excess; or

                        (ii)     If the Indebtedness of the Corporation as of the Closing Date is less than $11,150,000, the Aggregate
                                 Payment Amount will be increased by the amount of such shortfall.

        2.4 Closing and Post-Closing Procedures.

        (a) For purposes of consummating the Closing, Sellers will cause the Corporation to deliver to Buyer not less than one (1) business day prior to the Closing a statement certified by its President setting forth a good faith estimate of the Globe Working Capital and the Indebtedness expected to be reflected on the Closing Date Statement (as hereinafter defined) (the "Estimated Adjustment Statement"). The parties shall use the amount of Globe Working Capital and Indebtedness of the Corporation set forth on the Estimated Adjustment Statement to calculate (i) a preliminary Working Capital Adjustment and preliminary Indebtedness Adjustment and (ii) based thereon, an Aggregate Payment Amount for purposes of Closing which shall be subject to adjustment as herein provided (the "Preliminary Aggregate Payment Amount").

        (b) As of the Effective Time, the Corporation shall perform a full closing of its books and Crowe Chizek and Company, LLP (the "Accountants") shall perform an audit and render an opinion on the Corporation's balance sheet in accordance with GAAP ("Closing Balance Sheet") and prepare a calculation of the Globe Working Capital and Indebtedness of the Corporation reflected in such Closing Balance Sheet ("Closing Date Statement"). In connection with the preparation of the Closing Balance Sheet as of the Effective Time, the Corporation shall record a reserve in accordance with GAAP with respect to the Health Plan as provided for in Section 2.4(e). In addition, the Closing Date Statement shall include a proposed calculation of the Closing Adjustment (as hereinafter defined), if any. No later than sixty (60) days after the Closing, Sellers' Representative or the Accountants shall deliver to Buyer Sellers' proposed final Closing Date Statement as above contemplated. The amount of Globe Working Capital and Indebtedness of the Corporation shown on such Closing Date Statement, subject to final determination pursuant to this Section 2.4, shall be the "Closing Date Globe Working Capital" and the "Closing Date Indebtedness", respectively. To the extent that: (i) the amount of the Closing Date Globe Working Capital is greater or less than the estimate of the Globe Working Capital set forth on the Estimated Adjustment Statement, such difference will result in a dollar for dollar increase or decrease, as the case may be, in the Preliminary Aggregate Payment Amount; and (ii) the amount of the Closing Date Indebtedness is greater or less than the estimate of the Indebtedness of the Corporation set forth on the Estimated Adjustment Statement, such difference will result in a dollar for dollar decrease or increase, as the case may be, in the Preliminary Aggregate Payment Amount (collectively the "Closing Adjustment"). In the case of an increase in the Preliminary Aggregate Payment Amount resulting from the Closing Adjustment, such increase will be paid by Buyer to Sellers. In the case of a decrease in the Preliminary Aggregate Payment Amount, the amount of such decrease will be paid by Sellers to Buyer. The payment of the Closing Adjustment shall be made by wire transfer of immediately available funds within three (3) days from the date on which the parties reach agreement on the Closing Adjustment or it is finally determined as provided in this Section 2.4(b).

        (c) The Corporation shall make available to Buyer such books and records relating to the Closing Date Statement as Buyer may request. If Buyer disagrees with the proposed Closing Adjustment included as part of the Closing Date Statement, Buyer shall so notify Sellers' Representative in writing within forty-five (45) days after delivery of the Closing Date Statement, specifying in detail the basis of such disagreement; provided, however, that if Buyer fails to notify Sellers' Representative of any disagreement within such 45-day period, then the determination of the Closing Date Globe Working Capital, the Closing Date Indebtedness and the Closing Adjustment as reflected in the Closing Date Statement shall be final, conclusive and binding upon the parties.

        (d) Charter Oak (as Sellers' Representative) and Buyer shall negotiate in good faith to resolve any disagreement related to the Closing Date Statement. If any such disagreement cannot be resolved by the parties within thirty (30) days after Charter Oak's receipt of Buyer's notice of disagreement, then the parties shall jointly engage one of the "big five" accounting firms, other than Arthur Andersen LLP, which has no business dealings with Charter Oak or Buyer (the "Independent Accounting Firm") to act as an arbitrator to resolve as expeditiously as possible all points of disagreement with respect to the Closing Adjustment. All determinations made by the Independent Accounting Firm with respect to the Closing Adjustment shall be final, conclusive and binding on the parties hereto. Each party shall be responsible for its own fees and expenses, as well as one-half of the fees and expenses of the Independent Accounting Firm, incurred in connection with the resolution of the dispute.

        (e) In connection with the preparation of the Closing Balance Sheet, the Accountants will record a reserve on the Closing Balance Sheet (the "Health Plan Reserve") with respect to the Corporation's obligations under the Health Plan in an amount determined in accordance with GAAP (which shall be based on an actuarial determination or such other method as the Accountants and Buyer's Accountants shall agree upon); provided, however, that the effect of such Health Plan Reserve on the Globe Working Capital as of the Effective Time shall be limited as set forth in Section 2.3(a).

        2.5 Payment of Purchase Price.

        (a) Buyer will pay the Preliminary Aggregate Payment Amount by wire transfer of immediately available funds to Sellers' Representative for distribution to the Sellers in accordance with Exhibit A attached hereto pursuant to wire transfer instructions delivered by Sellers' Representative or its counsel prior to the Closing.

        (b) To the extent provided for in Section 2.4, any amounts payable by Buyer to Sellers in addition to the Preliminary Aggregate Payment Amount, or by Sellers to Buyer, as the case may be, as a Closing Adjustment shall be paid in accordance with Section 2.4.

        2.6 Appointment of Sellers' Representative. Each of the Sellers has as of the date of this Agreement appointed Charter Oak (the " Sellers' Representative") as such Seller's agent, representative and attorney-in-fact, to act in such Seller's name, place and stead pursuant to a Power-of-Attorney in the form of Exhibit B attached hereto (collectively, the "Powers-of-Attorney"). Each of the Sellers shall be bound by the acts of Charter Oak to the extent authorized in this Agreement or the Powers-of-Attorney, and each of the Buyer and the Corporation shall be entitled to conclusively rely on such appointment and authority. Each of the Sellers consents and agrees that any notice delivered to Charter Oak pursuant to this Agreement shall constitute a notice to such Seller.

ARTICLE 3
CLOSING

        3.1 Closing. The closing of the transactions contemplated in this Agreement (the "Closing") shall be held at 9:00 a.m. local time on the Closing Date at the offices of Hodgson Russ LLP, One M&T Plaza, Suite 2000, Buffalo, New York 14203 or at such other place as shall be agreed to by Sellers' Representative and Buyer. The Closing shall be effective as of 11:59:59 PM (Minneapolis Time) on the Closing Date.

        3.2 Stock Certificates and Instruments of Assignment. To effect the transfer referred to in Section 2.1 on the Closing Date, Sellers' Representative shall deliver to Buyer, each certificate representing any of the Shares held by Sellers and all stock powers or other instruments of assignment reasonably requested by Buyer. Such instruments of assignment shall be in form and substance, and shall be executed and delivered in a manner, reasonably satisfactory to Buyer.

        3.3 Purchase Price; Certificates and Agreements. On the Closing Date, Buyer shall deliver the Preliminary Aggregate Payment Amount to Sellers in accordance with Section 2.5, subject to any applicable adjustment set forth in Section 2.3. Buyer and Sellers shall deliver the certificates, agreements and other items described in Articles 7 and 8 of this Agreement.

        3.4 Repayment of Bank Debt. Buyer shall pay or cause the Corporation to pay at and in connection with the Closing all Indebtedness of the Corporation owed to the banks and/or institutions listed in Schedule 3.4 on the Closing Date.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF SELLERS AND THE CORPORATION

        Sellers and the Corporation, jointly and severally, represent and warrant to Buyer that the following are true, correct and complete on the date of this Agreement, and shall be true, correct and complete as of the Closing Date:

        4.1 Organization and Good Standing. The Corporation is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota. Schedule 4.1 sets forth each jurisdiction where the Corporation is qualified to do business and each trade name or assumed name used by the Corporation in the conduct of the Business. The Corporation is duly qualified to do business in, and in good standing under the laws of, each jurisdiction in which such qualification is necessary under the applicable laws as result of the conduct of its business or the ownership of its properties except where the failure to be so qualified or in good standing would not have a Material Adverse Effect on the Corporation. Except as disclosed on Schedule 4.1, the Corporation has full power and authority to conduct its business as it is presently being conducted and to own and lease its properties and assets. The Corporation has no subsidiaries, and has never had any subsidiaries. The Corporation conducts the Business directly and not through any association, joint venture, partnership or other business entity.

        4.2 Authority; Authorization; Binding Effect. Sellers and the Corporation have all necessary power and authority and have taken all actions necessary to execute and deliver this Agreement and the instruments to be executed and delivered pursuant hereto, to consummate the transactions contemplated by this Agreement and to perform their obligations under this Agreement. This Agreement has been duly executed and delivered by each of the Sellers and the Corporation and constitutes a legal, valid and binding obligation of Sellers and the Corporation enforceable against Sellers and the Corporation in accordance with its terms, except as enforcement may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors rights generally and (ii) the discretion of the appropriate court with respect to specific performance, injunctive relief or other forms of equitable remedies.

        4.3 No Conflicts, Violations or Proceedings. Except as set forth on Schedule 4.3, the execution and delivery of this Agreement, the consummation of the transactions contemplated by this Agreement and the fulfillment of the terms hereof do not and will not result in (i) a violation of or conflict with any provision of the Organizational Documents of the Corporation or any of the Sellers, (ii) a breach of, or a default under, any material term or provision of any Contract, license, franchise, permit, authorization or concession relating to the Business to which any of the Sellers or the Corporation is a party or by which any of them is bound, (iii) a violation by Sellers or the Corporation in any material respect of any Governmental Requirement or (iv) an imposition of any Encumbrance on any of the Shares. There is no pending or, to the Knowledge of Sellers or the Corporation, threatened Proceeding against, relating to or affecting the transactions contemplated by this Agreement.

        4.4 No Consents or Approvals. Except as set forth on Schedule 4.4, no consent, approval or authorization of, or declaration, filing or registration with, any Person is required to be made or obtained by Sellers or the Corporation in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement.

        4.5 [RESERVED]

        4.6 Title to Shares. On the Closing Date, Sellers shall own all of the Shares issued in their respective names free of any Encumbrance and subject to no restrictions with respect to transferability, other than restrictions generally applicable under federal or state securities laws.

        4.7 Capitalization.

        (a) Schedule 4.7(a) sets forth the authorized, issued and outstanding shares of capital stock of the Corporation, the legal and beneficial ownership thereof and any Encumbrances thereon. All of the Shares are, or as of the Closing Date will be, duly authorized, validly issued, fully paid and nonassessable. All voting rights with respect to the Corporation are vested in the Shares.

        (b) Except for the Shares issued and outstanding on the date of this Agreement and except as set forth in Schedule 4.7(b), (i) there are no outstanding shares of capital stock of the Corporation, or outstanding securities convertible into or exchangeable or exercisable for shares of capital stock of the Corporation, (ii) there are no bonds, debentures, notes, or other indebtedness having the right to vote on any matters on which the Corporation's shareholders may vote, (iii) there are no outstanding options, warrants, rights, contracts, commitments, understandings or arrangements by which the Corporation is bound to issue, repurchase or otherwise acquire or retire any capital stock of the Corporation, (iv) there are no voting agreements, voting trusts, buy-sell agreements, options or rights or obligations relating to the shareholders or the capital stock of the Corporation, and (v) except for certain provisions of this Agreement, there are no agreements between Sellers and the Corporation which will survive the Closing.

        4.8 Corporate Records. To the Knowledge of Sellers and the Corporation, the minute books of the Corporation are complete and accurate in all material respects and contain a complete and accurate record of all meetings and actions of shareholders and directors and of any executive committee or other committee of the shareholders or board of directors. The stock record book of the Corporation is complete and accurate in all material respects and contains a complete and accurate record of all share transactions for the Corporation from the date of its incorporation. True and complete copies of the Business Records, the minute book and stock record book of the Corporation have been made available for review by Buyer.

        4.9 Financial Statements. The Corporation and Sellers have delivered to Buyer (a) financial statements of the Corporation for each of the years in the three-year period ended June 30, 2001 (consisting of a balance sheet, statement of income, profit and loss and a statement of cash flows), which have been audited by the Accountants (the "Financial Statements") and (b) unaudited interim financial statements of the Corporation (consisting of a balance sheet, and a statement of income, profit and loss) for the 10-month period ended April 30, 2002 (the "Interim Financial Statements") and the balance sheet as of April 30, 2002 being hereinafter referred to as the "Balance Sheet." Except as set forth on Schedule 4.9, the Financial Statements and the Interim Financial Statements fairly present the financial condition and the results of operations of the Corporation as of their respective dates and for the periods then ended, and have been prepared in accordance with GAAP applied on a consistent basis, except that the Interim Financial Statements do not contain footnotes and are subject to year-end adjustments applied on a basis consistent with the Corporation's past experience. The books and records of the Corporation fairly reflect the assets, liabilities and operations of the Corporation in accordance with GAAP, and the Financial Statements and the Interim Financial Statements are in conformity therewith. The Financial Statements and the Interim Financial Statements provide fully for all material fixed and non-contingent liabilities of the Corporation (as defined in accordance with GAAP). The Corporation has no liabilities or obligations of any nature, whether absolute, accrued, contingent, matured, unmatured or otherwise, or whether or not required to be disclosed or provided for in financial statements prepared in accordance with GAAP, except (i) liabilities and obligations reflected or reserved for in the Financial Statements and the Interim Financial Statements, (ii) as otherwise specifically disclosed in this Agreement, (iii) liabilities which in the aggregate will not have a Material Adverse Effect on the business or financial condition of the Corporation, or (iv) liabilities and obligations incurred between June 30, 2001 and the Closing Date in the ordinary course of business of the Corporation, and as permitted by this Agreement.

        4.10 Real Property. (a) Except as set forth on Schedule 4.10, (i) the Corporation is currently in possession of the Current Real Property it owns or leases, (ii) none of the Current Real Property is subject to any commitment for sale or use by any Person other than the Corporation, (iii) none of the Current Real Property is subject to any Encumbrance which materially interferes with or impairs the value, transferability or present and continued use thereof in the usual and normal conduct of the Business, (iv) there are no unpaid bills or claims for labor, services or materials furnished for alteration or construction of any improvements to the Current Real Property for which a mechanic's or materialman's lien or liens, or any other lien, has been or could be claimed by any Person, (v) to the Knowledge of the Corporation, the Current Real Property is in compliance with all Governmental Requirements (including without limitation all zoning, subdivision and other applicable land use ordinances and by-laws) and all existing covenants, conditions, restrictions and easements relating to the use of the Current Real Property.

        (b) There are no condemnation, eminent domain or expropriation proceedings pending, or to the Knowledge of the Corporation contemplated or threatened, against the Current Real Property or any part thereof. The Corporation has not received notice of, nor does the Corporation have any Knowledge of, any pending or threatened Proceeding (including, without limitation, condemnation or eminent domain proceeding) before any Governmental Authority which relates to the ownership, maintenance, use or operation of the Current Real Property, nor does the Corporation have Knowledge of any fact which would give rise to any such Proceeding.

        (c) To the Knowledge of the Corporation, none of the Current Real Property is located within any area determined to be flood-prone under the Federal Flood Protection Act of 1973, or any comparable state or local Governmental Requirement.

        (d) The Corporation has not received any notice from any insurance company of any defects or inadequacies in the Current Real Property or any part thereof which would materially and adversely affect the insurability of the Current Real Property or the premiums for the insurance thereof, and no notice has been given by any insurance company which has issued a policy with respect to any portion of the Current Real Property or by any board of fire underwriters (or other body exercising similar functions) requesting the performance of any repairs, alterations or other work which has not been complied with.

        4.11 Condition of Assets. Except as set forth on Schedule 4.11, (a) the Tangible Personal Property used in the Business and the buildings and structures owned or leased by the Corporation are in normal operating condition and repair (normal wear and tear excepted) and (b) the Tangible Personal Property is free and clear of all Encumbrances other than Permitted Encumbrances.

        4.12 Intellectual Property.

        (a) Intellectual Property Assets. The term "Intellectual Property Assets" includes to the extent owned or used by the Corporation:

                (i) as used by the Business in interstate commerce to identify and distinguish its goods and services and to indicate the source of its goods, the names "GLOBE," "GLOBE TOOL" and all fictional business names, trading names, registered and unregistered trademarks, service marks, and federal, state and international applications for the same (collectively, "Marks");

                (ii) all patents issued by, and all patent applications pending before, the United States Patent and Trademark Office or other recognized international patent authority and inventions and any discoveries that, to the Knowledge of the Corporation, reasonably may be patentable ("Patents");

                (iii) all copyrights in published and unpublished original works of authorship that have been fixed in a tangible medium of expression ("Copyrights"); and

                (iv) all know-how, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints owned by the Corporation for which it reasonably is entitled to be legally protected from misappropriation as a trade secret (collectively, "Trade Secrets"), owned, used, or licensed by the Corporation as licensee or licensor.

        (b) Agreements. Schedule 4.12(b) contains a complete and accurate list and summary description, including any royalties paid or received by the Corporation, of all Contracts relating to the Intellectual Property Assets to which the Corporation is a party or by which the Corporation is bound, except for any license implied by or relating to the design, manufacturing or sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than $10,000 under which the Corporation is the licensee. There are no outstanding or, to the Knowledge of the Corporation, no threatened disputes or disagreements with respect to any such Contract.

        (c) Know-How Necessary for the Business

                 (i) The Intellectual Property Assets are all those reasonably and commercially necessary for the operation of the Corporation's Business as it is currently conducted. To the Knowledge of the Corporation and except as set forth on Schedule 4.12(c), the Corporation is the owner of all right, title, and interest in and to each of the Intellectual Property Assets, free and clear of all Encumbrances and other adverse claims, and has the right to use all of the Intellectual Property Assets without payment to any third party.

                (ii) To the Knowledge of the Corporation, no employee of the Corporation has entered into any Contract with a Person other than the Corporation that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his work to anyone other than the Corporation.

        (d) Trademarks

                (i) Schedule 4.12(d) contains a complete and accurate list and summary description of all Marks. To the Knowledge of the Corporation and except as set forth on Schedule 4.12(d), the Corporation is the owner of all right, title, and interest in and to each of the Marks (as used by the Corporation), free and clear of all Encumbrances and other adverse claims.

                (ii) Except as set forth on Schedule 4.12(d), all Marks that have been registered with the United States Patent and Trademark Office are currently in compliance with all formal legal requirements relating to such registrations (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date.

                (iii) No Mark has been or is now involved in any opposition or cancellation proceeding and, to the Knowledge of the Corporation, no such action is threatened with the respect to any of the Marks.

                (iv) To the Knowledge of the Corporation, there is no potentially interfering trademark or trademark application of any third party.

                (v) To the Knowledge of the Corporation, no Mark is infringed or has been challenged or threatened in any way. To the Knowledge of the Corporation, none of the Marks as used by the Corporation infringes or is alleged to infringe any trade name, trademark, or service mark of any third party. In connection with the Corporation's use of a Mark in connection with its products and materials, such products and materials bear the proper federal registration notice where permitted by law.

        (e) Patents.

                (i) Schedule 4.12(e) contains a complete and accurate list and summary description of all Patents for which registration has been granted or for which an application is pending. The Corporation is the owner of all right, title and interest in and to each of the Patents, free and clear of all Encumbrances.

                (ii) All of the issued Patents are currently in compliance with formal legal requirements relating to such registrations (including payment of filing, examination and maintenance fees and proofs of working or use), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date.

                (iii) No Patent has been or is now involved in any interference, reissue, reexamination or opposition proceeding. To the Knowledge of the Corporation, there is no potentially interfering patent or patent application of any third party.

                (iv) To the Knowledge of the Corporation, (A) no Patent is infringed or has been challenged or threatened in any way and (B) none of the products manufactured and sold, nor any process or know-how used, by the Corporation infringes or is alleged to infringe any patent or other proprietary right of any other Person.

        (f) Trade Secrets

                (i) The Corporation has taken commercially reasonable precautions to protect the secrecy, confidentiality, and value of the Trade Secrets.

                (ii) To the Knowledge of the Corporation, (A) the Corporation has good title and an absolute (but not necessarily exclusive) right to use the Trade Secrets, (B) the Trade Secrets have not been divulged to, or appropriated by, any third party either for the benefit of any Person (other than the Corporation) or to the detriment of the Corporation, and (C) no Trade Secret is subject to any adverse claim or has been challenged or threatened in any way.

        (g) Other Matters. The consummation of the transactions contemplated by this Agreement will not result in the loss of or impairment of any of the Corporation's rights in the Intellectual Property Assets. Except as set forth on Schedule 4.12(g), no shareholder, director, officer or employee of the Corporation owns, directly or indirectly, in whole or in part, any right in the Intellectual Property Assets that the Corporation has used or the use of which is necessary for the Business as now conducted.

        4.13 Compliance with Laws; Permits. Except as set forth in Schedule 4.13, to the Knowledge of Sellers and the Corporation, the Corporation at all times during the last six (6) years has duly complied with, and is in compliance with, all applicable Governmental Requirements. Except as set forth in Schedule 4.13, the Corporation has not received any written notice to the effect that, or otherwise been advised by legal counsel to the Corporation or any Seller that, the Corporation is not in compliance with any Governmental Requirement. Except as set forth in Schedule 4.13, to the Knowledge of the Corporation, the Permits set forth on Schedule 4.13 constitute all material permits, consents, licenses, franchises, authorizations and approvals of any Governmental Authority or other Person (a) which are used in the operation of the Business and (b) which are necessary to conduct the Business as presently conducted, other than those the failure of which to obtain would not have a Material Adverse Effect on the Business, assets or financial condition of the Corporation. All of the Permits are valid and in full force and effect, no violations thereof have been issued or are anticipated and no Proceeding is pending, or to the Knowledge of the Corporation threatened, to revoke or limit any of them. Except as set forth on Schedule 4.13, the consummation of the transactions contemplated by this Agreement do not and will not violate or render any of the Permits invalid, require any amendment or reissuance of any of the Permits or require the consent of the Governmental Authority which has issued any of the Permits. This Section shall not apply to compliance with any Environmental Laws or any matter otherwise covered by Section 4.19.

        4.14 Litigation. Except as set forth in Schedule 4.14, there is no Proceeding pending nor, to the Knowledge of the Corporation and Sellers, threatened against or relating to, nor is there any order, decree or judgment in effect against, the Corporation, its officers, directors or employees, or its properties, assets or business. Except as set forth on Schedule 4.14, in the past three (3) years, no Globe Principal has consulted an attorney regarding any fact or matter in order to determine if such fact or matter could be the basis or grounds for any Proceeding involving the Corporation. This Section shall not apply to any Proceeding relating to any Environmental Laws or any matter otherwise covered by Section 4.19.

        4.15 Tax Matters.

        (a) Except as set forth on Schedule 4.15, the Corporation has filed or will file (as described in Section 10.3) all Tax Returns relating to the Business that it was or will be (as described in Section 10.3) required to file either separately or as a member of a group of corporations pursuant to applicable Governmental Requirements. All such Tax Returns were or will be correct and complete in all respects. Except as set forth on Schedule 4.15, all Taxes owed by the Corporation (whether or not shown on any Tax Return) prior to the date hereof have been paid in full or all Taxes payable as a consequence of the operation of the Business prior to the Closing Date have been paid in full or will be reflected as current liabilities on the Closing Balance Sheet.

        (b) The Corporation has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

        (c) Except as set forth on Schedule 4.15, there are no federal, state, local or foreign tax liens or other Encumbrances upon any of the properties or assets of the Corporation or the Shares that arose in connection with any failure (or alleged failure) to pay any Tax, and there are no unpaid Taxes which are or could become a lien on the properties or assets of the Corporation or the Shares, except for current Taxes not yet due and payable.

        (d) The Corporation has delivered, or will deliver upon execution of this Agreement, copies of all federal and state tax returns and reports filed by the Corporation in the past five years (including 1997, 1998, 1999, 2000 and 2001).

        (e) There is no dispute or claim concerning any Tax liability of the Corporation either (i) claimed or raised by any Governmental Authority or (ii) as to which the Corporation has Knowledge. Schedule 4.15 contains a complete and accurate list of all audits of all Tax Returns of the Corporation relating to tax periods ended on or after December 31, 1996, including a reasonably detailed description of the nature and outcome of each audit. All deficiencies proposed as a result of such audits have been paid, reserved against, settled, or, as described in Schedule 4.15 are being contested in good faith by appropriate proceedings. Schedule 4.15 describes all adjustments to the United States federal income Tax Returns filed by the Corporation or any group of corporations including the Corporation for all taxable years ended on or after December 31, 1996, and the resulting deficiencies proposed by the Internal Revenue Service ("IRS"). The Corporation has not given any waiver or extensions of any statute of limitations relating to the payment of Taxes of the Corporation or for which the Corporation may be liable.

                (i) There exists no proposed tax assessment against the Corporation except as disclosed in the Balance Sheet or in Schedule 4.15. No consent to the application of Section 341(f)(2) of the Code has been filed with respect to any property or assets held, acquired, or to be acquired by the Corporation. There is no tax sharing agreement that will require any payment by the Corporation after the date of this Agreement.

        4.16 Suppliers. Schedule 4.16 sets forth a list of the 10 largest suppliers (by dollar volume) of products and services to the Corporation during the twelve-month period ended December 31, 2001.

        4.17 Employees; Employee Contracts.

        (a) Schedule 4.17(a) identifies all employees of the Business.

        (b) The Corporation is in material compliance with all applicable Governmental Requirements respecting employment practices, terms and conditions of employment, management-labor relations and wages and hours which are in effect as of the date of this Agreement. The Corporation is not a party to any labor agreement with any labor organization. The Corporation has not been served or received written notice regarding any pending unfair labor practice, charge or complaint against the Corporation, and to the Knowledge of the Corporation, no such claim is threatened before any Governmental Authority. There is no labor strike or labor disturbance pending or, to the Knowledge of the Corporation, threatened against the Corporation nor is any grievance currently being asserted except as set forth in Schedule 4.17(b). The Corporation has not experienced a work stoppage or work slowdown at any time during the three (3) years immediately preceding the date of this Agreement. To the Knowledge of the Corporation, there is no organizational campaign being conducted and there is no dispute as to the representation of any employees of the Corporation. Except as set forth on Schedule 4.17(b), the Corporation has materially complied with, and is material currently in compliance with, all Governmental Requirements relating to any of its employees. The Corporation has not received, within the past three years, any written notice of failure to comply with any such Governmental Requirement.

        (c) Except as set forth on Schedule 4.17(c) and except for advances to employees for business related expenses in the ordinary course of business under credit cards or otherwise, there is no amount in excess of $1,000 owing to the Corporation from any current or former director, officer, employee or consultant or owing by the Corporation to any current or former director, officer, employee or consultant excluding advance for business. Except as set forth on Schedule 4.17(c), the Corporation is not a party to any Contract with any employee listed on Schedule 4.17(a) which provides that the terms and conditions that would otherwise govern the relationship of the parties thereto will be altered upon the consummation of the transactions contemplated by this Agreement.

        4.18 Customers. Schedule 4.18(a) sets forth the names and addresses of the top ten (10) customers of the Corporation that ordered goods from the Corporation during the twelve-month period ended December 31, 2001 and the dollar amount of products that each such customer purchased from the Corporation during each of the last three (3) years. Schedule 4.18(b) is a list of all purchase orders from customers outstanding as of May 31, 2002.

        4.19 Environmental Matters. There is no Proceeding pending nor, to the Knowledge of the Corporation and Sellers, threatened against the Corporation relating to any Environmental Laws or any matter covered by this Section 4.19. Except as disclosed in Schedule 4.19, to the Knowledge of the Corporation:

        (a) (i) the Corporation, and its assets, properties and operations are now and, at all times prior to the Closing Date, have been in compliance with all Environmental Laws; and (ii) there has been and is no Release or threatened Release of any Hazardous Substance at, on, under, in, to or from any of the Current Real Property or any of the other Real Property as a result of or in connection with the operations and activities of the Corporation at any such Real Property.

        (b) Neither the Corporation nor Sellers have received any written notice of alleged, actual or potential responsibility for, or any inquiry or investigation regarding, the presence, Release or threatened Release of any Hazardous Substance at any location, whether at the Real Property or otherwise, which Hazardous Substances were allegedly manufactured, used, generated, processed, treated, stored, disposed or otherwise handled at or transported from the Real Property or otherwise, or which Hazardous Substances were arranged for disposal by the Corporation or in compliance with applicable Environmental Laws.

        (c) Neither the Corporation nor Sellers have received any written notice of any other claim, demand or action by any Person alleging any actual or threatened injury or damage to any Person, property, natural resource or the environment arising from or relating to the presence, Release or threatened Release of any Hazardous Substances at, on, under, in, to or from the Real Property or in connection with any operations or activities thereat or alleging any non-compliance with or violation of any Environmental Laws. Neither the Real Property nor any operations or activities thereat is or has been the subject of any judicial or administrative proceeding, order, consent, agreement or any lien relating to any Environmental Laws.

        (d) (i) There are no aboveground or underground storage tanks presently located at the Real Property and there have been no Releases of any Hazardous Substances from any aboveground or underground storage tanks or related piping at the Real Property, (ii) there are no PCBs located at, on or in the Current Real Property and (iii) there is no asbestos or friable asbestos-containing material located at, on or in the Current Real Property.

        (e) The Corporation has delivered to Buyer or its Representatives copies of all information which has been supplied by or on behalf of the Corporation since January 1, 1995 to any Governmental Authority having the duties of regulation, registration, authorization or enforcement of or under any Environmental Laws.

        4.20 Accounts Receivable. All Accounts Receivable of the Corporation that are reflected on the Balance Sheet or that will be reflected on the accounting records of the Corporation as of the Closing Date represent valid receivables from third parties arising from sales actually made or services actually performed in the ordinary course of business, and the respective reserves shown on the Balance Sheet or on the accounting records of the Corporation as of the Closing Date are calculated consistent with GAAP and, in the case of the reserve as of the Closing Date, will be so calculated. There is no contest, claim, or right of set-off which has been asserted by any account debtor, other than warranty obligations incurred in the ordinary course of business, under any Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable.

        4.21 Bank Accounts. Schedule 4.21 contains true, complete and correct lists of all bank accounts and safe deposit boxes maintained by the Corporation (the "Bank Accounts"), and all persons entitled to draw thereon, to withdraw therefrom or, with access thereto.

        4.22 Employee Benefits Plans.

        (a) Attached hereto as Schedule 4.22(a)(1), is a list identifying each "employee pension benefit plan," as defined in Section 3(2) of ERISA, including any "multiemployer plan," as defined in Section 3(37) of ERISA, (the "Pension Plans") and as Schedule 4.22(a)(2), a list identifying each "employee welfare benefit plan," as defined in Section 3(1) of ERISA, (the "Welfare Plans") that, in either case, are maintained, administered or contributed to by the Corporation, or which cover any employee or former employee of the Corporation. Collectively, the Pension Plans and the Welfare Plans shall hereafter be referred to as the "Employee Plans." Except as otherwise identified on Schedule 4.22(a)(1) and Schedule 4.22(a)(2) and on Schedule 4.22(m), (i) no Employee Plan or Benefit Arrangement (as defined in Section 4.22(m) of this Agreement) is maintained, administered or contributed to by any entity other than the Corporation, and (ii) no Employee Plan is maintained under any trust arrangement which covers any employee benefit arrangement which is not an Employee Plan.

        (b) The Corporation has delivered or will deliver to Buyer true and complete copies of (i) the Employee Plans (and related trust agreements and other funding arrangements, if any, and adoption agreements, if any), (ii) any amendments to the Employee Plans, (iii) written interpretations of the Employee Plans, (iv) material employee communications by the plan administrator of any Employee Plan (including, but not limited to, summary plan descriptions and summaries of material modifications as defined under ERISA), (v) the three most recent annual reports (e.g., the complete Form 5500 series) prepared in connection with each Employee Plan (if any such report was required), including all attachments (including without limitation the actuarial valuation reports) and (vi) the three most recent actuarial valuation reports prepared in connection with each Employee Plan (if any such report was required).

        (c) Each Employee Plan has been maintained in material compliance with its terms and the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to, ERISA and the Code, which are applicable to such Employee Plan.

        (d) The Corporation has received no service or other written notice of, and to the Knowledge of the Corporation and Sellers, there are no threatened claims, suits or other Proceedings by any employees, former employees or plan participants or the beneficiaries, spouses or representatives of any of them, against any Employee Plan, the assets held thereunder, the trustee of any such assets, or the Corporation relating to any of the Employee Plans, any other employee benefit plans, Contracts or arrangements, other than ordinary and usual claims for benefits by participants or beneficiaries. Furthermore, the Corporation has received no service or other written notice of, and to the Knowledge of the Corporation and Sellers, there are no threatened suits, investigations or other Proceedings by any federal, state, local or other Governmental Authority of or against any Employee Plan, the trustee of any assets held thereunder, or the Corporation relating to any of the Employee Plans, any other employee benefit plans, Contracts or arrangements.

        (e) No liability has been incurred by the Corporation or by a trade or business, whether or not incorporated, which is deemed to be under common control or affiliated with the Corporation within the meaning of Section 4001 of ERISA or Sections 414(b), (c), (m) or (o) of the Code (an "ERISA Affiliate") for any tax, penalty or other liability with respect to any Employee Plan and, to the Knowledge of the Corporation and Sellers, such Plans do not expect to incur any such liability prior to the date of Closing.

        (f) The Corporation and Sellers have not engaged in any transaction or acted or failed to act in a manner that violates the fiduciary requirements of Section 404 of ERISA with respect to any Employee Plan, and will not so engage, act or fail to act prior to the Closing Date. The Corporation and Sellers have not engaged in any "prohibited transaction" within the meaning of Section 406(a) or 406(b) of ERISA, or of Section 4975(c) of the Code with respect to any Employee Plan. Furthermore, to the Knowledge of the Corporation and Sellers, no other "party in interest," as defined in Section 3(14) of ERISA, or "disqualified person," as defined in Section 4975(e)(2) of the Code, has engaged in any such "prohibited transaction."

        (g) No Employee Plan provides benefits, including without limitation, any severance or other post-employment benefit, salary contribution, termination, death, disability, health or medical benefits (whether or not insured), life insurance or similar benefits with respect to current or former employees of the Corporation (or their spouses or dependents) beyond their retirement or other termination of service other than (i) coverage mandated by applicable law, (ii) death, disability or retirement benefits under any Pension Plan, (iii) deferred compensation benefits accrued as liabilities on the financial statements of the Corporation, (iv) benefits, the full cost of which is borne by the current or former employee (or his or her beneficiary) or (v) severance payments under severance agreements or arrangements disclosed on Schedule 4.22(m).

        (h) The Welfare Plans that are group health plans (as defined for the purposes of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA, and all regulations thereunder ("COBRA")) have complied at all times, and will continue to comply through the Closing Date, with requirements of COBRA to provide health care continuation coverage to qualified beneficiaries who have elected, or may elect to have, such coverage. The Corporation, or its agents who administer any of the Welfare Plans, have complied at all times and will continue to comply through the Closing Date, with the notification and written notice requirements of COBRA. The Corporation has received no service or other written notice of, and to the Knowledge of the Corporation and Sellers, there are no threatened claims, suits, or other Proceedings by any employee, former employee, participants or by the beneficiary, dependent or representative of any such Person, involving the failure of any Welfare Plan or of any other group health plan ever maintained by the Corporation to comply with the health care continuation coverage requirements of COBRA. Each Employee Plan that is a group health plan, within the meaning of Section 9832(a) of the Code, has complied with and satisfied the applicable requirements of Sections 9801 and 9802 of the Code.

        (i) Each Pension Plan is intended to be "qualified" within the meaning of Section 401(a) of the Code and each trust created thereunder is intended to be tax-exempt under Section 501(a) of the Code. The Corporation has delivered or will deliver to Buyer the latest determination letters of the IRS relating to each Pension Plan that is intended to be "qualified" within the meaning of Section 401(c) of the Code. Those determination letters have not been revoked. Furthermore, the Corporation has received no service or other written notice of, and to the Knowledge of the Corporation and Sellers, there are no threatened proceedings in which the "qualified" status of any Pension Plan is at issue and in which revocation of the determination letter has been threatened. Each such Pension Plan has not been amended or operated, since the receipt of the most recent determination letter, in a manner that would adversely affect the "qualified" status of the Plan. No distributions have been made from any of the Pension Plans that would violate in any respect the restrictions under Treas. Reg. Section 1.401(a)(4)-5(b), and none will have been made by the Closing Date. To the Knowledge of the Corporation and Sellers, there has been no partial termination as defined in Section 411(d) of the Code and the regulations thereunder, of any Pension Plan.

        (j) The Corporation has made all required contributions under each Pension Plan on a timely basis or, if not yet due, adequate accruals therefore have been provided for in the Financial Statements. No Pension Plan has incurred any "accumulated funding deficiency" within the meaning of Section 302 of ERISA or Section 412 of the Code and no Pension Plan has applied for or received a waiver of the minimum funding standards imposed by Section 412 of the Code.

        (k) Neither the Corporation nor any ERISA Affiliate has ever adopted, established or maintained a Pension Plan that is covered by Title IV of ERISA.

        (l) The Corporation and its ERISA Affiliates have not been liable to contribute to any "multiemployer plan" (as defined in Section 3(37) of ERISA). No amount is due from, or owed by, the Corporation or any ERISA Affiliate on account of a "multiemployer plan" (as defined in Section 3(37) of ERISA) or on account of any withdrawal therefrom.

        (m) Schedule 4.22(m) contains a list identifying each employment, severance or similar contract, arrangement or policy (exclusive of any such contract which is terminable within thirty (30) days without liability to Sellers and the Corporation), and each plan or arrangement providing for insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental employment benefits, vacation benefits, retirement benefits, deferred compensation, bonuses, profit-sharing, stock options, stock appreciation rights, or other forms of incentive compensation or post-retirement compensation or benefit which (i) is not an Employee Plan, (ii) has been entered into or maintained, as the case may be, by Sellers or the Corporation, and (iii) covers any employee or former employee of the Corporation. Such contracts, plans and arrangements are hereinafter referred to collectively as the "Benefit Arrangements". True and complete copies or descriptions of the Benefit Arrangements have been or will be delivered to Buyer. Each Benefit Arrangement has been maintained in substantial compliance with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Benefit Arrangements.

        (n) There has been no amendment to, written interpretation or announcement (whether or not written) by the Corporation relating to, or change in employee participation or coverage under, any Employee Plan or Benefit Arrangement that would increase materially the expense of maintaining such Employee Plan or Benefit Arrangement above the level of expense incurred in respect of such Employee Plan or Benefit Arrangement for the most recent plan year with respect to Employee Plans or the most recent fiscal year with respect to Benefit Arrangements. Except as set forth on Schedule 4.22(n), the execution of this Agreement and the consummation of the transactions contemplated hereby do not and will not constitute an event under any Employee Plan or Benefit Arrangement, that either alone or upon the occurrence of a subsequent event, will or may result in any payment, acceleration, vesting or increase in benefits to any employee, former employee or director of the Corporation.

        (o) Except as set forth on Schedule 6.2, there is no Contract, plan or arrangement covering any employee or former employee of the Corporation that, individually or in aggregate, could give rise to the payment by the Corporation, directly or indirectly, of any amount that would not be deductible pursuant to the terms of Section 280G of the Code.

        4.23 Inventory. All Inventory of the Corporation reflected in the Balance Sheet or that will be reflected in the Closing Balance Sheet is or will be valued in accordance with GAAP, and is or will as of the Closing Date be owned by the Corporation, and consists of a quality and quantity usable and salable in the ordinary course of business, except for obsolete items and items of below-standard quality, all of which have been written off or written down in accordance with GAAP.

        4.24 Insurance.

        (a) The Corporation has delivered to Buyer true and complete copies of all policies of insurance to which the Corporation is a party or under which the Corporation or any officer or director thereof, is or has been covered at any time within the five (5) years immediately preceding the date of this Agreement.

        (b) Schedule 4.24(b) describes:

                (i) any self-insurance arrangement by or affecting the Corporation, including but not limited to any self insured retention, captive insurance programs or other self insured risks, or any reserves established thereunder;

                (ii) any Contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk by the Corporation; and

                (iii) all obligations of the Corporation to provide insurance coverage to third parties (for example, under leases or service agreements), and identifies the policy under which such coverage is provided.

        (c) Schedule 4.24(c) sets forth, by year, for the current policy year and each of the five (5) preceding policy years:

                (i) a summary of the loss experience under each policy of insurance;

                (ii) a statement describing each claim under a workers' compensation policy of insurance and, for all other policies of insurance, each claim for an amount in excess of $10,000, which sets forth:

(A) the name of the claimant;

(B) a description of the policy by insurer, type of insurance, and period of coverage;
      and

(C) the amount and a brief description of the claim.

                (iii) a statement describing the loss experience for all claims that were self-insured or not insured, including the number and aggregate cost of such claims.

        (d) Except as set forth on Schedule 4.24(d):

                (i) All policies of insurance to which the Corporation is a party or that provide coverage to the Corporation or any officer or director thereof are valid, outstanding, and enforceable;

                (ii) The Corporation has not received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (B) any notice of cancellation or any other indication that any policy of insurance is no longer in full force or effect or that the issuer of any policy of insurance is not willing or able to perform its obligations thereunder;

                (iii) It has paid all premiums due, and has otherwise performed all of its obligations, under each policy of insurance to which it is a party or that provides coverage to the Corporation or any officer or director thereof; and

                (iv) It has given notice to the insurer of all claims that may be insured thereby.

        4.25 Brokers. Except as set forth on Schedule 4.25 none of the Sellers nor the Corporation has entered into, nor will they enter into, any Contract with any Person which may or could result in the obligation of Buyer or the Corporation to pay any finder's fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

        4.26 Material Contracts. Except as listed on Schedule 4.26 and except for any Contract required to be disclosed in another Schedule, the Corporation is not a party to any Contract, whether oral or written, express or implied, that is legally binding and:

        (a) which involves performance of services or the delivery of goods by or to the Corporation of an amount or value in excess of $75,000;

        (b) which was not entered into in the ordinary course of business and that involves expenditures or receipt by the Corporation of an amount or value in excess of $75,000;

        (c) which is for capital expenditures in excess of $75,000;

        (d) which is a guaranty, warranty or similar undertaking by the Corporation;

        (e) which is a power of attorney;

        (f) which restricts or purports to restrict the Business of the Corporation in connection with the manufacture or sale of any product or in any geographic territory; or

        (g) which involves a licensing arrangement with respect to trademarks, patents, copyrights or other intellectual property.

Without limiting the foregoing, Schedule 4.26 lists all Applicable Contracts between (i) Sellers (and/or any Affiliate of Sellers) and (ii) the Corporation.

        Except as set forth on Schedule 4.26, the Corporation is not in default as of the date hereof, under, pursuant to, or with respect to any Applicable Contract that is disclosed on Schedule 4.26, is required to be disclosed on Schedule 4.26 or is required to be disclosed in another Schedule.

        4.27 Absence of Certain Changes. Except as set forth on Schedule 4.27, since June 30, 2001, there has not been:

        (a) any change in the business, financial condition or operations of the Corporation that has had a Material Adverse Effect;

        (b) any damage, destruction or loss in excess of $25,000, whether covered by insurance or not, affecting the assets or properties of the Corporation;

        (c) any declaration or payment or setting aside full payment of any dividend or other distribution (whether in cash, stock or property) with respect to the capital stock of the Corporation, or direct or indirect redemption, purchase or other acquisition of any shares of capital stock of the Corporation;

        (d) any increase in the compensation or granting of bonuses payable or to become payable by the Corporation to any officer or employee except in the ordinary course of the Corporation's business;

        (e) except in the ordinary course of business, any sale or transfer by the Corporation of any Tangible Personal Property, Intellectual Property Assets or Real Property, any mortgage or pledge or creation of any Encumbrance relating to any such property, any lease of real property or equipment or any cancellation of any debt or claim;

        (f) any other transaction not in the ordinary course of business or not otherwise consistent with the past practices of the Corporation;

        (g) any change in accounting methods or principles of the Corporation;

        (h) any amendment to the Organizational Documents of the Corporation; or

        (i) any agreement, whether oral written, to do any of the foregoing.

        4.28 Products; Product Warranties.

        (a) A form of each product warranty relating to products manufactured or sold by the Corporation at any time during the three-year period preceding the date of this Agreement is attached to or set forth on Schedule 4.28. Except as provided in any of such standard product warranties and as otherwise set forth on Schedule 4.28(a), the Corporation has not sold any products or services which are subject to an extended warranty of the Corporation beyond twenty-four (24) months and which warranty has not yet expired.

        (b) Except as set forth on Schedule 4.28(b), to the Knowledge of Sellers and the Corporation, there are no defects in materials or manufacture in any products manufactured, distributed or sold by the Corporation during the past five (5) years which could give rise to any claims in excess of historical warranty expenses.

        (c) The Corporation has made available to Buyer for review all information available to the Corporation regarding all warranty occurrences and all other unreimbursed repair, maintenance and replacement occurrences affecting the Corporation at anytime during the past three (3) years.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF BUYER

        Buyer hereby represents and warrants to Sellers and the Corporation that the following are true, correct and complete on the date hereof, and shall be true, correct and complete as of the Closing Date:

        5.1 Organization and Good Standing. Buyer is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer is duly qualified to do business in, and is in good standing under the laws of, each jurisdiction in which such qualification is necessary under the applicable law as a result of the conduct of its business or the ownership of its properties except where the failure to be so qualified or in good standing would not have a Material Adverse Effect on Buyer. Buyer has all necessary power and authority to execute and deliver this Agreement, to consummate the transactions contemplated by this Agreement and to perform its obligations under this Agreement.

        5.2 Authority; Authorization; Binding Effect. Buyer has all necessary power and authority and has taken all action necessary to execute and deliver this Agreement and the instruments to be executed and delivered pursuant hereto, to consummate the transactions contemplated by this Agreement and to perform its obligations under this Agreement. This Agreement has been duly executed and delivered by Buyer and constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforcement may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors rights generally and (ii) the discretion of the appropriate court with respect to specific performance, injunctive relief or other forms of equitable remedies.

        5.3 No Conflicts, Violations or Proceedings. The execution and delivery of this Agreement, the consummation of the transactions contemplated by this Agreement and the performance by Buyer of its obligations under this Agreement do not and will not result in (i) a violation of or a conflict with any provision of the Organizational Documents of Buyer, (ii) a breach of, or a default under, any term or provision of any Contract, license, franchise, permit, authorization or concession to which Buyer is a party or by which it is bound or (iii) a violation by Buyer of any Governmental Requirement. There is no pending or, to the Knowledge of Buyer, threatened or anticipated Proceeding against, relating to or affecting the transactions contemplated by this Agreement.

        5.4 No Consents or Approvals. Except as set forth on Schedule 5.4, no consent, approval or authorization of, or declaration, filing or registration with, any Person is required to be made or obtained by Buyer in connection with the execution, delivery and performance of this Agreement and the consummation of the transaction contemplated hereby.

        5.5 No Brokers. Buyer has not entered into and will not enter into any Contract with any Person which will result in the obligation of Sellers to pay any finder's fee, brokerage commission or similar payment in connection with the transaction contemplated hereby.

        5.6 Investment. The Shares being acquired by Buyer pursuant to this Agreement are being acquired for Buyer's own account as principal, for investment and not with a view to resale or distribution of any such Shares.

        5.7 Material Misstatements or Omissions. No representations or warranties by Buyer in this Agreement, or in any document, exhibit, statement, certificate, document or schedule furnished to Sellers pursuant to this Agreement, or in connection with the transaction contemplated by this Agreement, contains or will contain any untrue statement of a material fact, or intentionally omits or will omit to state any material fact necessary to make the statements or facts contained therein not misleading.

ARTICLE 6
COVENANTS PRIOR TO CLOSING

        Sellers and the Corporation on the one hand, and Buyer on the other hand, each covenant with the other as follows:

        6.1 Consents and Best Efforts. As soon as practicable, Buyer, Sellers and the Corporation, as applicable, will commence all reasonable actions required hereunder to obtain all consents, approvals and agreements of, and to give all notices and make all filings with, any Person as may be necessary (a) to authorize, approve or permit the full and complete sale, conveyance, assignment or transfer of the Shares, free and clear of any Encumbrances, by a date early enough to allow the sale hereunder to be consummated by the Closing Date and (b) to obtain consents from any Person who is a party to a material Contract with the Corporation, the terms of which give such Person a right to terminate such contract as a result of the transactions provided for in this Agreement. Buyer, Sellers and the Corporation agree to use commercially reasonable best efforts to satisfy all conditions precedent to their respective obligations to consummate the transactions contemplated by this Agreement.

        6.2 Pre-Closing Transactions. Buyer and Sellers agree that, prior to or concurrent with the Closing, the actions involving the Corporation set forth on Schedule 6.2, if any, have been or will or may be effectuated.

        6.3 Non-Compete Agreement. On the Closing Date, Buyer and Charter Oak shall enter into a non-compete agreement substantially in the form of Exhibit C attached hereto, (the "Non-Compete Agreement").

        6.4 Matters Relating to Real Property. Sellers' Representative has delivered to Buyer copies of all existing surveys, title commitments and title policies in the Corporation's possession (the "Real Estate Documents") relating to the Current Real Property. Buyer shall be solely responsible for any costs or expenses associated with obtaining updates of such Real Estate Documents or with obtaining title insurance relating to the Current Real Property ("Title Policy"). At the Closing, upon request, Sellers or the Corporation shall deliver to the title company a mechanic's lien affidavit in form acceptable to Sellers, along with any standard title company forms reasonably acceptable to Sellers and reasonably necessary to enable such title company to issue the Title Policies.

        6.5 Pollution Coverage. The parties understand and agree that Buyer will apply for a pollution legal liability insurance policy from AIG or its Affiliates (a) naming the Corporation and Buyer as named insureds, (b) having coverage limits of $10,000,000 and a deductible of $50,000 and (c) having the coverage specifications attached hereto as Schedule 6.5 (the "Environmental Insurance Policy"). Up to $200,000 of the one-time premiums, taxes and costs of the Environmental Insurance Policy shall be paid by Sellers prior to the Closing, or such amounts shall be reflected as a current liability on the Closing Balance Sheet. Buyer shall be responsible for paying any deductible in connection with claims made under the Environmental Insurance Policy.

ARTICLE 7
CONDITIONS TO SELLERS' OBLIGATIONS

        The obligations of Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions (any of which may, in Sellers' absolute and sole discretion, be waived in whole or in part in writing):

        7.1 Representations, Warranties and Covenants. All representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date, and Buyer shall have performed all agreements and covenants required hereby to be performed by it prior to or at the Closing Date.

        7.2 Consents. All consents, approvals and waivers necessary to permit Sellers to transfer the Shares to Buyer as contemplated hereby shall have been obtained, unless the failure to obtain any such consent, approval or waiver would not have a Material Adverse Effect upon Sellers.

        7.3 No Proceedings. No Proceeding by any Person shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby and which could reasonably be expected to affect materially the right or ability of Sellers to transfer the Shares to Buyer.

        7.4 Certificates. Buyer will furnish Sellers with such certificates of its officers and others to evidence compliance with the conditions set forth in this Article 7 as may be reasonably requested by Sellers.

        7.5 Corporate Documents. Sellers shall have received from Buyer (a) resolutions adopted by the board of directors of Buyer approving this Agreement and the transactions contemplated hereby, and (b) a list of the officers of Buyer executing this Agreement and any agreement contemplated by this Agreement, certified by the Secretary or an Assistant Secretary of Buyer, evidencing the authority of the officer executing this Agreement on behalf of Buyer.

        7.6 Other Agreements and Deliveries. At or before the Closing, Buyer shall have executed and delivered to Charter Oak the Non-Compete Agreement as set forth in Section 6.3.

        7.7 Purchase Price. Buyer shall have, concurrently with the Closing, paid the Preliminary Aggregate Payment Amount to Sellers, subject to the conditions set forth in Sections 2.3 and 2.4.

ARTICLE 8
CONDITIONS TO BUYER'S OBLIGATIONS

        The obligations of Buyer to consummate the transactions provided for hereby are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions (any of which may, in Buyer's absolute and sole discretion, be waived in whole or in part in writing):

        8.1 Representations, Warranties and Covenants. All representations and warranties of Sellers and the Corporation contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date, and Sellers and the Corporation shall have performed all agreements and covenants required hereby to be performed by each of them prior to or at the Closing Date.

        8.2 Consents. All consents, approvals and waivers necessary to permit Sellers to transfer the Shares to Buyer as contemplated hereby shall have been obtained, except for consents which in the aggregate if not obtained would not have any Material Adverse Effect on the Business.

        8.3 No Proceedings. No Proceeding by any Person shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby and which could reasonably be expected to affect materially the right or ability of Buyer to own or operate the Business after the Closing.

        8.4 Certificates. Sellers and the Corporation will furnish Buyer with such certificates to evidence compliance with the conditions set forth in this Article 8 as may be reasonably requested by Buyer.

        8.5 No Material Adverse Change. Prior to or at the time of Closing no change in the Business shall have occurred or been threatened which would have a Material Adverse Effect.

        8.6 Financing. Buyer shall have obtained all financing necessary to consummate the transactions contemplated by this Agreement by the Closing Date.

        8.7 Resignations. Buyer shall have received resignations from the directors of the Corporation and such officers as it may request, in form and substance satisfactory to Buyer.

        8.8 Corporate Documents. Buyer shall have received from Sellers and the Corporation (a) resolutions adopted by the board of directors of the Corporation approving this Agreement and the transactions contemplated hereby, (b) a list of the officers of the Corporation executing this Agreement and each agreement contemplated by this Agreement, certified by the Secretary or Assistant Secretary of the Corporation, evidencing the authority of the officer executing this Agreement on behalf of the Corporation and (c) documentation reasonably satisfactory to Buyer evidencing the authority of Anthony J. Dowd to execute this Agreement and each agreement contemplated by this Agreement on behalf of Charter Oak.

        8.9 Other Agreements. At or before the Closing, (a) Charter Oak shall have executed and delivered to Buyer the Non-Compete Agreement as set forth in Section 6.3 and (b) J. Timothy Knapp shall have executed and delivered to Buyer the Employment Letter attached hereto as Exhibit D.

        8.10 Exercise of Options. Prior to the Closing, the Options shall be fully vested, the Optionees shall have exercised, and the Corporation shall have satisfied its obligations pursuant to, the Options as contemplated by Section 6.2.

        8.11 The Buyer shall have been issued the Environmental Insurance Policy or a binding commitment therefor.

        8.12 Termination of Incentive Arrangements. Prior to Closing, Sellers and the Corporation will take any and all actions necessary and appropriate to terminate all existing incentive payment or bonus arrangements benefiting any employee of the Corporation, effective for fiscal years beginning after June 30, 2002, including, but not limited to, the Staff Incentive Compensation Program and the Globe Tool and Manufacturing, Inc. Fiscal Year EBITDA Bonus Plan. Buyer hereby covenants and agrees that following the Closing it will implement and adopt new incentive arrangements designed to provide benefits substantially similar in the aggregate to those provided by the arrangements to be terminated pursuant to this Section.

ARTICLE 9
INDEMNIFICATION; REMEDIES; DISPUTE RESOLUTION

        9.1 Survival; Right to Indemnification; Definitions

        (a) All representations, warranties, covenants and obligations in this Agreement, and any certificate or other document delivered pursuant to this Agreement will survive the Closing as set forth in this Article 9. The right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation.

        (b) For purposes of this Article 9, the following terms have the meanings specified or referred to in this Section 9.1(b):

                (i) "Buyer Indemnified Persons" means Buyer and the Corporation (after the Closing).

                (ii) "Seller Indemnified Persons" means each of the Sellers.

                (iii) "Damages" means any loss, liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys' fees and expenses) whether or not involving a third-party claim.

                (iv) "Indemnified Party" means any Person entitled to indemnification under this Article 9.

                (v) "Indemnifying Party" means any Person required to indemnify another Person under this Article 9.

        9.2 Indemnification and Payment of Damages by Sellers. Sellers, jointly and severally, will indemnify and hold harmless the Buyer Indemnified Persons, for, and will pay to the Buyer Indemnified Persons the amount of, any Damages, arising, directly or indirectly, from or in connection with:

        (a) any breach of any representation or warranty made by Sellers and the Corporation in this Agreement or any other certificate or document delivered by Sellers pursuant to this Agreement as if such representation or warranty were made on and as of the Closing Date, other than any such breach that is disclosed in a supplement to any Schedule and is expressly identified in the certificate delivered pursuant to Section 8.4 as having caused the condition specified in Section 8.1 not to be satisfied;

        (b) any breach by Sellers of any covenant or obligation of Sellers in this Agreement;

        (c) All amounts paid by the Corporation after the Closing Date under the terms and conditions of the Health Plan for any services and benefits provided prior to the Closing, other than any services and benefits provided to Edward S. Sinclair, that in the aggregate are in excess of $250,000 and that are not reimbursed by the Corporation's stop loss insurance policies, other health insurance or Medicare or Medicaid programs.

        (d) the failure of the Corporation's 401(k) Profit Sharing Plan to satisfy all Governmental Requirements; and/or

        (e) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding made by any such Person with Sellers or the Corporation (or any Person acting on their behalf or on behalf of the Corporation for which they are responsible) in connection with any of the transactions contemplated by this Agreement.

        9.3 Indemnification and Payment of Damages by Buyer. Buyer agrees to indemnify and hold harmless the Seller Indemnified Persons, and will pay to the Seller Indemnified Persons the amount of any Damages arising, directly or indirectly, from or in connection with:

        (a) any breach of any representation or warranty made by Buyer in this Agreement or any other certificate or document delivered by Buyer pursuant to this Agreement;

        (b) any breach by Buyer of any covenant or obligation of Buyer in this Agreement;

        (c) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding made by such Person with Buyer (or any Person acting on its behalf) in connection with any of the transactions contemplated by this Agreement; and/or

        (d) the operation of the Business by Buyer and the Corporation following the Closing Date, except for any matter as to which Sellers are required to indemnify the Buyer Indemnified Persons under this Article 9.

        9.4 Time Limitations.

        (a) Sellers will have no liability (for indemnification or otherwise) with respect to (i) any representation or warranty unless notice is given to Sellers in accordance with Section 9.7 or Section 9.8 prior to the expiration of the following periods:

(A) for the representations and warranties set forth in Sections 4.6 and 4.7 - six years after the Closing Date;

(B) for the representation and warranties set forth in Section 4.15, the expiration of the applicable statute of limitations with respect to ability of any Governmental Authorities to collect any Tax payable by the Corporation and covered by said Section 4.15;

(C) for all other representations and warranties, until December 31, 2003.

or (ii) any covenant or obligation to be performed and complied with prior to the Closing Date unless on or before the first anniversary of the Closing Date, Buyer notifies Sellers of a claim in accordance with Section 9.7 or Section 9.8. Sellers shall have no liability for indemnification or reimbursement (x) under Section 9.2 not based upon any representation or warranty or (y) with respect to any covenant or obligation to be performed and complied with after the Closing Date, unless notice is given to Sellers in accordance with Section 9.7 or Section 9.8 prior to the expiration of the applicable statute of limitations.

        (b) Buyer will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, unless on or before fifth anniversary of the Closing Date Sellers notify Buyer of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Sellers.

        9.5 Limitations on Amount - Sellers.

        (a) Except as provided for in paragraph (c) of this Section 9.5, Sellers will have no liability (for indemnification or otherwise) with respect to the matters described in Section 9.2(a) until Buyer Indemnified Persons have suffered Damages in excess of the Deductible at which point Sellers will be obligated to indemnify Buyer only for amounts in excess of the Deductible.

        (b) Except for Damages arising from (i) any breach of the representations and warranties in Section 4.15 or (ii) the matters covered by Sections 9.2(d) and 9.2(e), the maximum aggregate amount of Damages for which the Sellers shall be liable under this Article 9 will be $5,600,000.

        (c) This Section 9.5 will not apply to any breach of the representations and warranties in Section 4.15 and will not apply to any claims of fraud against Sellers or any intentional breach by Sellers of any covenant or obligation, and Sellers will be jointly and severally liable for all Damages with respect to such breaches.

        (d) As used in this Agreement, the term "Deductible" means $250,000; provided, however, that as it applies to this Section 9.5 only (not Section 9.6) the Deductible amount (i) shall be increased up to a maximum of $500,000, by each dollar that Sellers pay to Buyer or the Corporation by way of indemnification under Section 9.2(c) and (ii) shall be decreased by each dollar of any deductible paid by Buyer in connection with claims made under the Environmental Insurance Policy under Section 6.5.

        (e) Buyer agrees that any claim for indemnity brought pursuant to Section 9.2 shall include, to the extent possible, Charter Oak as a named potential Indemnifying Party.

        9.6 Limitations on Amount - Buyer. Buyer will have no liability (for indemnification or otherwise) with respect to the matters described in clause (a) of Section 9.3 until Sellers shall have suffered Damages in an amount in excess of the Deductible at which point Buyer will be obligated to indemnify Sellers only for amounts in excess of the Deductible. However, this Section 9.6 will not apply to any claim of fraud against Buyer or any intentional breach by Buyer of any covenant or obligation, and Buyer will be liable for all Damages with respect to such breaches.

        9.7 Procedure for Indemnification - Third Party Claims.

        (a) Promptly after receipt by an Indemnified Party under Section 9.2 or Section 9.3 of notice of any claims or potential claim or the commencement of any Proceeding against it, such Indemnified Party will, if a claim is to be made against an Indemnifying Party under such Section, give notice to the Indemnifying Party of the commencement of such claim or Proceeding, but any delay or failure to notify the Indemnifying Party will not relieve the Indemnifying Party of any liability that it may have to any Indemnified Party, except to the extent that the Indemnifying Party demonstrates actual losses as a result of the Indemnifying Party's delay or failure to give such notice.

        (b) If any Proceeding referred to in Section 9.7(a) is brought against an Indemnified Party and it gives notice to the Indemnifying Party of the commencement of such Proceeding, the Indemnifying Party will, be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the Indemnifying Party is also a party to such Proceeding and the Indemnified Party determines in good faith that joint representation would be inappropriate, or (ii) the Indemnifying Party fails to provide reasonable assurance to the Indemnified Party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel reasonably satisfactory to the Indemnified Party and, after notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such Proceeding, the Indemnifying Party will not, as long as it diligently conducts such defense, be liable to the Indemnified Party under this Section 9.7 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the Indemnified Party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the Indemnifying Party assumes the defense of a Proceeding, (A) unless the Indemnifying Party gives written notice to the Indemnified Party to the contrary, it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (B) no compromise or settlement of such claims may be effected by the Indemnifying Party without the Indemnified Party's consent unless (y) there is no finding or admission of any violation of legal requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the Indemnified Party, and (z) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party; and (C) the Indemnified Party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an Indemnifying Party of the commencement of any Proceeding and the Indemnifying Party does not, within ten business days after the Indemnified Party's notice is given, give notice to the Indemnified Party of its election to assume the defense of such Proceeding, the Indemnifying Party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the Indemnified Party.

        (c) Notwithstanding the foregoing, if an Indemnified Party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement or any Proceeding that involves Taxes, the Indemnified Party may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the Indemnifying Party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

        9.8 Miscellaneous.

        (a) A claim for indemnification under Sections 9.2 and/or 9.3 (as applicable) for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought which notice shall set forth in reasonable detail the basis for such claim to the extent then known by such party.

        (b) If an Indemnified Party actually receives any insurance proceeds (including, but not limited to, any payment from the insurance carrier, providing the Environmental Insurance Policy) following an indemnification payment by an Indemnifying Party pursuant to this Article 9 and the proceeds relate to the same event or events for which such indemnification payment was made, the Indemnified Party shall return the indemnification payment to such Indemnifying Party up to the actual amount of insurance proceeds received by the Indemnified Party in respect of such same event or events net of any co-payment, retroactive premium adjustment and increased premiums resulting from the payment of such insurance proceeds.

        (c) Notwithstanding any provision in this Agreement to the contrary, (i) Sellers shall have no indemnification obligations with respect to any Damages arising from a breach of any representation and warranty set forth in Section 4.19 and (ii) Buyer may only seek recovery for any such breach under the Environmental Insurance Policy for any such Damages.

        (d) The parties agree that, except in the case of fraud, their sole and exclusive remedy for, under or in connection with this Agreement, including any violations or any breach of this Agreement, is a claim under and in accordance with the provisions of this Article 9.

        9.9 Dispute Resolution.

        (a) Negotiated Resolution - Except as provided for in Section 2.4 and Section 9.9(d), if any dispute arises (i) out of or relating to, this Agreement or any alleged breach thereof, (ii) with respect to any of the transactions or events contemplated hereby or (iii) with respect to any Person's right to indemnification ("Dispute"), the party desiring to resolve such Dispute shall deliver a written notice describing such Dispute with reasonable specificity to the other parties ("Dispute Notice"). If any party delivers a Dispute Notice pursuant to this Section 9.9, the Chief Executive Officers of the Sellers' Representative and Buyer or their designees involved in the Dispute shall meet at least twice within the 30 day period commencing with the date of the Dispute Notice and in good faith shall attempt to resolve such Dispute, including any rejected indemnification claim.

        (b) Mediation - If any Dispute is not resolved or settled by the parties as a result of negotiation pursuant to Section 9.9(a) above, the parties shall submit the Dispute to non-binding mediation in New York City before a retired judge of a federal District Court or the New York State Supreme Court, or some similarly qualified, mutually agreeable individual. The parties shall bear the costs of such mediation equally.

        (c) Arbitration - If the Dispute is not resolved by mediation pursuant to Section 9.9(b) above, or if the parties fail to agree upon a mediator, within ninety (90) days after the Dispute Notice or indemnification objection notice (as the case may be), the Dispute shall be settled by arbitration conducted in New York, New York which shall be in accordance with the rules and procedures of JAMS/Endispute then in effect with respect to commercial disputes. The arbitration of such issues, including the determination of any amount of damages suffered by any party hereto by reason of the acts or omissions of any party, shall be final and binding upon all parties. Notwithstanding the foregoing, the arbitrator shall not be authorized to award punitive damages with respect to any such claim or controversy, nor shall any party seek punitive damages relating to any matter under, arising out of or relating to this Agreement in any other forum. Except as otherwise set forth in this Agreement, the cost of any arbitration hereunder, including the cost of the record or transcripts thereof, of any administrative fees, and all other fees involved including reasonable attorneys' fees incurred by the party determined by the arbitrator to be the prevailing party, shall be paid by the party determined by the arbitrator not to be the prevailing party, or otherwise allocated in an equitable manner as determined by the arbitrator.

        (d) Equitable Relief - The provisions of this Section 9.9 shall not preclude Buyer from seeking an injunction or other equitable relief to enforce the provisions of the Non-Compete Agreement.

ARTICLE 10
COVENANTS AFTER THE CLOSING

        10.1 Books and Records. Sellers shall deliver the Corporation's original minute books and stock record books to Buyer (the "Corporate Records") at the Closing. For a period of three (3) years following the Closing Date, Buyer shall afford Sellers and their Representatives, during normal business hours, reasonable access to the Corporate Records with respect to the period prior to the Closing Date to the extent that such access may be reasonably required by Sellers to facilitate (a) the preparation by Sellers of tax returns as they may be required to file with respect to the operation of the Business prior to Closing or in connection with any audit, amended return, claim for refund or any proceeding with respect thereto, (b) the investigation, litigation and final disposition of any claims which may have been or may be made against Sellers in connection with the operation of the Business prior to Closing, (c) the payment of any indemnity under this Agreement or (d) any other reasonable purpose. At any time after such three year period to the extent permitted by law, Buyer may dispose of, alter or destroy any such Corporate Records upon giving sixty (60) days' prior notice to Sellers to permit Sellers, at their expense, to examine, duplicate or repossess such Corporate Records.

        10.2 Employee Severance Payments. Buyer agrees that, following the Closing Date, Buyer and the Corporation shall honor the terms and conditions of the severance obligations, owing from the Corporation to those certain employees as set forth on Schedule 10.2 when, as and if such obligations arise following the Closing Date (and provided that Sellers' Representative and/or the Corporation shall have provided to Buyer prior to the Closing all details regarding such obligations on Schedule 4.22(m)), which results from the Corporation's termination of such employees other than "For Cause" (as defined in the severance arrangements attached to Schedule 4.22(m)); and Sellers shall indemnify the Buyer Indemnified Persons against the payment of any other such obligation which the Corporation is required to pay under such severance arrangements.

        10.3 Preparation of Tax Return. Buyer and Sellers agree that Sellers' Representative and Crowe Chizek and Company LLP shall be responsible for preparing and filing the necessary tax returns of the Corporation for the tax year ending June 30, 2002 and for the period beginning July 1, 2002 and ending on the Closing Date. Such returns shall be prepared as soon as practicable (but in no event later than 30 days following) the delivery of the Closing Date Statement and in accordance with applicable Governmental Requirements for tax filings.

        10.4 Further Assurances. Both before and after the Closing Date, each party will cooperate in good faith with the other and will take all appropriate action and execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated hereunder.

        10.5 Post-Closing Medical Plan Matters.

        (a) For purposes hereof, the term "New Medical Policy" means a health insurance policy, health maintenance organization health care plan, preferred provider health care plan or similar arrangement covering employees of the Corporation and their permitted beneficiaries and having no exclusion for pre-existing medical conditions of such covered individuals, except for those exclusions for specific known claims as the insurance carrier that issues the New Medical Policy may require as a condition to obtaining such coverage ("Excluded Claims"); and "Stop Loss Policies" means the excess/stop loss insurance policies issued by Clarendon National Insurance Company ("Clarendon") effective January 1, 2002 through December 31, 2002 (unless terminated in accordance with their terms) that provide coverage relating to certain claims under the Health Plan.

        (b) Buyer and Sellers understand and agree that the Corporation will continue the Health Plan through at least August 31, 2002 and more likely through September 30, 2002 and that it is Buyer's present intention to cause the Corporation to apply for and obtain a New Medical Policy as soon as reasonably practicable after the Closing (target effective date October 1, 2002, which is subject to review depending on Clarendon's response to the proposed amendment to the Health Plan summarized below) but in no event later than December 31, 2002. Buyer agrees that (i) it will take no action to cause the Stop Loss Policies to be terminated prior to the date when the New Medical Policy is effective; (ii) it will not put into effect a New Medical Policy prior to October 1, 2002 unless the Stop Loss Policies stay in effect at least through October 1, 2002; (iii) Buyer will seek approval from Clarendon for an amendment by the Corporation of the present Health Plan (A) that would permit no new claims under the Health Plan after September 30, 2002, except for medical claims which relate to any Excluded Claims that could be made through December 31, 2002, and (B) that is intended to result in the Stop Loss Policies staying in effect after the New Medical Policy is effective and through December 31, 2002; and (iv) if any current employee of the Corporation is not covered by the New Medical Policy, the Buyer shall cause the Corporation to provide medical coverage, whether through self-insurance or from a third-party insurer, to such employee with benefits substantially similar in the aggregate to those benefits provided by the Health Plan and with costs to any such employee being equivalent to those of other employees of the Corporation and, to the extent applicable, Buyer.

(c) Sellers acknowledge and agree (i) that Buyer is not guaranteeing that Clarendon will permit an amendment to the Health Plan or that the Stop Loss Policies will remain in effect after September 30, 2002 or, if later, the date that the New Medical Plan is effective and (ii) that there may be Excluded Claims for which there is no health insurance or Stop Loss Policy in effect after the New Medical Plan is effective and in any event after December 31, 2002.

ARTICLE 11
MISCELLANEOUS

        11.1 Reserved.

        11.2 Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by Sellers or the Corporation on the one hand, or Buyer on the other hand, without the prior written consent of the other parties except that Buyer may assign its right to purchase the Shares to an Affiliate. No assignment of this Agreement by Buyer shall relieve Buyer of any of its obligations hereunder. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of Sellers, the Corporation and Buyer and their respective successors and assigns, and no other Person shall have any right or obligation under this Agreement.

        11.3 Notices. Any and all notices, designations, consents, offers, acceptances or other communications provided for herein (each a "Notice") shall be given in writing by overnight courier, telegram or facsimile which shall be addressed, or sent, to the respective addresses as follows (or such other address as any party may specify to the other parties by Notice):

A. If to Sellers or the Corporation, before the Closing, addressed to:

Globe Tool and Manufacturing Company, Inc.
Attn: J. Timothy Knapp, CEO
730 24th Avenue SE
Minneapolis, Minnesota 55414
Telephone: (612) 331-6750
Facsimile: (612) 331-4742

with a copy to:

Charter Oak Partners
Attn: Anthony J. Dowd, Director of Private Investment
10 Wright Street, Suite 210
Westport, Connecticut 06880
Telephone: (203) 226-7591
Facsimile: (203) 222-2720

If to Sellers after the Closing, addressed to:

Charter Oak Partners
Attn: Anthony J. Dowd, Director of Private Investment
10 Wright Street, Suite 210
Westport, Connecticut 06880
Telephone: (203) 226-7591
Facsimile: (203) 222-2720

With a copy in either case to:

Thompson Hine LLP
Attn: Craig Martahus, Esq.
Garrett D. Evers, Esq.
3900 Key Center
127 Public Square
Cleveland, Ohio 44114-1291
Telephone: (216) 566-5500
Facsimile: (216) 566-580

B.     If to Buyer, addressed to:

Wilson Greatbatch Technologies, Inc.
Attn: Edward F. Voboril, CEO
Peter E. Samek, VP - Corp. Development
10,000 Wehrle Drive
Clarence, New York 14031
Telephone: (716) 759-6901
Facsimile: (716) 759-5672

With a copy to:

Hodgson Russ LLP
Attn: Robert B. Fleming, Jr., Esq.
Irene Chiu, Esq.
One M&T Plaza, Suite 2000
Buffalo, New York 14203-2391
Telephone: (716) 856-4000
Facsimile: (716) 849-0349

All Notices shall be deemed effective and received (a) if given by facsimile, on the next Business Day after such facsimile is transmitted to the facsimile number specified above and receipt thereof is confirmed; (b) if given by overnight courier, on the next Business Day immediately following the day on which such Notice is delivered to a reputable overnight courier service; or (c) if given by telegram, on the next Business Day after such Notice is delivered at the address specified above. A "Business Day" is one on which banks are open for normal banking business (excluding Saturdays) in the location of the notice recipient.

        11.4 Choice of Law. This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of New York (without reference to the choice of law provisions of New York law) except with respect to matters of law concerning the internal corporate affairs of any corporate entity which is a party to or the subject of this Agreement, and as to those matters the law of the jurisdiction under which the respective entity was incorporated shall govern.

        11.5 Entire Agreement; Amendments and Waivers. This Agreement, together with all Exhibits and Schedules hereto, constitutes the entire agreement among Sellers, the Corporation and Buyer pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of Sellers, the Corporation and Buyer. In addition, this Agreement shall not supersede the terms of the previously executed Confidentiality Agreement between the Corporation and Buyer, dated May 31, 2000. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision of this Agreement (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided in such writing.

        11.6 Multiple Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any party may execute this Agreement by facsimile signature and the other parties shall be entitled to rely on such facsimile signature as evidence that this Agreement has been duly executed by such party. Any party executing this Agreement by facsimile signature shall immediately forward to the other parties an original signature page by overnight mail.

        11.7 Expenses. Except as expressly set forth elsewhere in this Agreement, Sellers (and not the Corporation) shall pay their own, and Buyer shall pay its own, legal, accounting and other expenses incident to the negotiation and preparation of this Agreement and the consummation of the transactions contemplated hereby. Without limiting the foregoing, Sellers shall be financially responsible, reimburse, indemnify and hold harmless Buyer for (i) all bonuses, Taxes (including any Tax payable, directly or indirectly, as a result of a lost deduction, or the imposition of an excise tax, under Section 280G and Section 4999 of the Code), expenses, fees and commissions payable by the Corporation ("Corporate Expenses") in connection with or arising out of the transactions contemplated by this Agreement, including but not limited to those payable to the persons set forth on Schedule 11.7 or contemplated by Schedule 6.2, to the extent that they are not paid in full prior to the Closing Date nor accrued on the Closing Balance Sheet as a current liability, (ii) any amounts credited to Sellers on the Closing Balance Sheet as a tax deduction in respect of Corporate Expenses that are subsequently determined by the IRS or other Governmental Authority not to be deductible and (iii) the amount by which any such deduction initially credited at the Corporation's Tax rate pursuant to Section 2.3(a) cannot be taken or cannot be taken at such rate because, under applicable Governmental Requirements, the Corporation cannot amend its Tax Returns or otherwise carry back such deductions to Tax periods prior to the Closing Date.

        11.8 Invalidity. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

        11.9 Titles. The titles, captions or headings of the articles and sections of this Agreement are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

        11.10 Public Statements.

                (a) Buyer, Sellers and the Corporation agree (i) to cooperate in preparing language for and issuing any press releases or otherwise making public statements with respect to the transactions contemplated by this Agreement and (ii) that the press releases of Buyer, in substantially the form attached hereto as Exhibit E shall be issued at 8:00 AM EST on the next business day after the Closing (the "Press Releases").

                (b) Neither Sellers nor the Corporation shall issue any press release or make any public statement regarding the transaction contemplated hereby after the Closing prior to the release of the Press Releases; without the prior approval of Buyer, except as may be required by law and, in any such event, only after consultation with Buyer.

                (c) After the Closing, Buyer and the Corporation shall jointly notify all customers of the Business that the transactions contemplated by this Agreement have occurred.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

        IN WITNESS WHEREOF, the Corporation, Sellers and Buyer have caused this Agreement to be duly executed on their respective behalf by their respective duly authorized officers, as of the day and year indicated at the beginning of this Agreement. Any individual signing on behalf of a corporation represents and warrants that he has power and authority to bind the corporation.

WILSON GREATBATCH TECHNOLOGIES, INC.

BY: /s/ Peter E. Samek
Name:	PETER E. SAMEK
Title:	VICE PRESIDENT - CORPORATE DEVELOPMENT

GLOBE TOOL AND MANUFACTURING COMPANY, INC.
BY: /s/ J. Timothy Knapp
Name:	J. TIMOTHY KNAPP
Title:	PRESIDENT AND CHIEF EXECUTIVE OFFICER

CHARTER OAK PARTNERS

BY: /s/ Anthony J. Dowd
Name:	ANTHONY J. DOWD
Title:	ATTORNEY IN FACT

SELLERS, OTHER THAN CHARTER OAK PARTNERS (WHOSE NAMES ARE LISTED ON THE FOLLOWING PAGE):

BY:	CHARTER OAK PARTNERS
AS ATTORNEY IN FACT

BY: /s/ Anthony J. Dowd
Name:	ANTHONY J. DOWD
Title:	ATTORNEY IN FACT

Christopher G. Calarco

David V. Calarco

J. Timothy Knapp

Anna Kovner

Anthony R. Kovner

Sarah Kovner

Anatole Penchuk

George W. Rapp, Jr.

Paul E. Roughan

Stephen J. Schaubert

John Sias

Edward S. Sinclair

Carolyn C. Stark

N. Michael Tangen

Amy K. White and Alexander M. White, as Tenants By The Entirety

Carlotta Tippett, as Trustee of the W. Paul Tippett, Jr. Charitable Remainder Trust

Chase Realty Company, Inc.

Family Ventures V

Gruss Partners

Heroy Partners

Hudson Partners, LLC

Totman and Co.

SCHEDULES

Schedule	Description
Schedule 2.3(a)	Globe Working Capital
Schedule 3.4	Institutional/Bank Payoff Requirements
Schedule 4.1	Organization
Schedule 4.3	Conflicts
Schedule 4.4	Consents and Approvals
Schedule 4.7(a)	Capitalization
Schedule 4.7(b)	Options
Schedule 4.9	Financial Statements
Schedule 4.10	Real Property
Schedule 4.11	Conditions and Sufficiency of Assets
Schedule 4.12(b)	Intellectual Property - Agreements
Schedule 4.12(c)	Intellectual Property - Know-How Necessary for the Business
Schedule 4.12(d)	Intellectual Property - Trademarks
Schedule 4.12(e)	Intellectual Property - Patents
Schedule 4.12(g)	Intellectual Property - Other Matters
Schedule 4.13	Compliance with Laws; Permits
Schedule 4.14	Litigation
Schedule 4.15	Tax Matters
Schedule 4.16	Suppliers
Schedule 4.17(a)	Employees
Schedule 4.17(b)	Employees - Compliance
Schedule 4.17(c)	Employees - Exceptions
Schedule 4.18(a)	Customers
Schedule 4.18(b)	Purchase Orders
Schedule 4.19	Environmental Matters
Schedule 4.21	Bank Accounts
Schedule 4.22(a)(1)	Employee Pension Benefit Plans
Schedule 4.22(a)(2)	Employee Welfare Benefit Plan
Schedule 4.22(m)	Benefits Arrangements
Schedule 4.22(n)	Employee Benefit Plans Payments
Schedule 4.24(b)	Insurance
Schedule 4.24(c)	Insurance - Loss Experience
Schedule 4.24(d)	Insurance - Exceptions
Schedule 4.25	Brokers
Schedule 4.26	Material Contracts
Schedule 4.27	Absence of Certain Changes
Schedule 4.28	Products; Product Warranties - Form
Schedule 4.28(a)	Products; Product Warranties - Extended Warranty
Schedule 4.28(b)	Products; Product Warranties - Exceptions
Schedule 5.4	Buyer - Consents
Schedule 6.2	Pre-Closing Transactions
Schedule 6.5	Environmental Insurance Specifications
Schedule 10.2	Employee Severance Payments
Schedule 11.7	Expenses

EXHIBITS

Exhibit	Description
A	Allocation of Aggregate Payment Amount
B	Form of Power-of-Attorney
C	Form of Non-Compete Agreement
D	Knapp Employment Letter
E	Form of Press Release

Schedule 2.3(a)

Globe Working Capital

        See attached.

        (A) Attached hereto is a sample calculation of the Globe Working Capital showing the balance sheet line items that will be included in such calculation (but not limiting the requirement that the Globe Working Capital shall include items required by and be calculated in accordance with GAAP, subject to the matters addressed in Parts (B), (C) and (D) below).

        (B) Amounts (in dollars) will be added in connection with the calculation of the Globe Working Capital, as follows:

        Current Assets

        - The amount(s) required by Section 2.3(a) (last sentence).

        - Prepaid, refundable and deferred federal and state income taxes.

        Current Liabilities

        - A $300,000 reserve for Health Plan issues (ڈ.3(a))

        - Unpaid management fees, unpaid premium for Environmental Insurance Policy and accrual for all Taxes payable or deferred (Section 2.3(a), if applicable).

        - Unpaid Corporate Expenses (Section 11.7).

        - Health Plan accrual (up to $76,000) (Section 2.3(a)).

        - Any bonuses or other payments referenced on Schedule 4.22(m) or 4.22(n) to the extent not paid prior to or at Closing.

        (C) In calculating the Globe Working Capital, cash and cash equivalents will be included in current assets and the Inventory to be included in current assets shall be the inventory reflected on the books and records of the Corporation as of the Effective Time; and all Indebtedness (other than accrued interest, if it is not included in the calculation of the Indebtedness Adjustment) shall be excluded from current liabilities.

	30-June-02
ASSETS Current assets	Balance Sheet	Unadjusted Working Capital	Agreement Specific Expenses	Agreement Specific Tax Assets	Adjusted Working Capital

Cash and cash equivalents	$95	$95			$95
Trade accounts receivable	1,787	1,787			1,787
Other accounts receivable	1	1			1
Inventories	2,530	2,530			2,530
Prepaid expenses	31	31			31
Deferred tax asset	36	36			36
Refundable Taxes				2,489	2,489
Total current assets	$4,480
Equipment and improvements
Land	$705
Building	2,792
Leasehold improvements	571
Machinery and equipment	6,339
Tooling	1,958
Office Furniture and equipment	251
Vehicles	26
	$12,642
Less: Accumulated Depreciation	(8,427)
	$4,215
Other assets
Deferred tax asset	$133
Intangible assets, net of amortization	233
	$356
	$9,051
LIABILITIES AND SHAREHOLDER'S DEFICIT
Current liabilities
Revolving line of credit	$-				-
Current maturities of long-term debt	1,938				-
Accounts payable	400	(400)	(300)		(700)
Accrued income tax	0	0			-
Accrued payroll	195	(195)			(195)
Accrued interest payable	24				-
Accrued profit sharing and 401k match	100	(100)			(100)
Accrued real estate and other taxes	121	(121)			(121)
Accrued bonuses	-				-
EBITDA	173	(173)			(173)
Tim Deferred Comp.	21	(21)			(21)
Environmental Insurance			(200)		(200)
Accrued professional fees	50	(50)			(50)
Total current liabilities	$3,022
Long-term debt	$6,937
Deal Bonuses			(1,950)		(1,950)
Shareholder's deficit
Common stock, $.01 par value, 1,000,000 shares authorized, 102,615 shares issued and outstanding	$1
Paid-in capita	132
Accumulated deficit	(1,041)
	(908)

	$9,051	3,420	(2,450)	2,489	3,459